State of Delaware
Secretary of State
Division of Corporations
Delivered 05:35 PM 06/03/2013
FILED 05:28 PM 06/03/2013
SRV 130731051 - 4081002 FILE

SOLERA NATIONAL BANCORP, INC.
STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at an annual meeting of the shareholders on May 22, 2013 of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the below amendment to the Certificate of Incorporation of the corporation.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by in its entirety changing the Article thereof numbered "4" so that, as amended, said Article shall be and read as follows:

(a) The total number of shares of common stock which the Corporation shall have authority to issue is ten million (10,000,000) par value of $0.01 per share.

(b) the Corporation may issue shares of its common stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the board of directors of the Corporation, which is expressly authorized to fix the same in its absolute and uncontrolled discretion. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 3rd day of June, 2013.

By: [signature]
Authorized Officer

Name: Robert J. Fenton

Title: Executive Vice President/CFO/Secretary